Exhibit 10.21

ADDENDUM TO THE

CAPTIVE INSURANCE COMPANY MANAGEMENT SERVICES AGREEMENT

BETWEEN

CEDAR MANAGEMENT LIMITED (“CEDAR”)

USA RISK GROUP (BERMUDA), LTD. (“USABDA”)

(and their affiliated companies) (hereafter collectively “MANAGER”)

AND

AMERINST INSURANCE COMPANY, LTD. (“COMPANY”)

EFFECTIVE: January 1, 2009

The original agreement between COMPANY and MANAGER is hereby renewed for one year beginning January 1, 2009 and ending December, 31, 2009.

The Management Agreement Addendum is amended to read as follows:

Management Agreement Addendum

1)	It is hereby agreed that, the Company will compensate MANAGER at a rate of $335,000 per annum beginning 1/1/09 and ending 12/31/09, which shall be inclusive of all work by MANAGER on CAMICO, PDIC and the CNA audits.
2)	Cause the above fee to be paid in quarterly installments in advance at the beginning of each calendar quarter.
3)	Reimburse MANAGER for reasonable out-of-pocket expenses incurred during the management of the COMPANY including; courier and express mail service; long distance telephone calls; travel and meeting expenses incurred at the request of the COMPANY; costs of COMPANY stationery; filing fees; and similar expenses.

COMPANY agrees that special projects will be invoiced separately at agreed upon fees or rates.

IN WITNESS WHEREOF, the parties have duly executed this Addendum this 11th day of December, 2008.

By:	/S/ THOMAS MCMAHON
Cedar Management Limited (itself and on behalf of its affiliated companies)

By:	/S/ STUART H. GRAYSTON
USA Risk Group (Bermuda), Ltd. (itself and on behalf of its affiliated companies)

By:	/S/ RONALD S. KATCH
AmerInst Insurance Company, Ltd.